Exhibit 3.5

CERTIFICATE OF AMENDMENT

OF THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BANCFIRST CORPORATION

Adopted in accordance with the provisions of Section 1077

of the General Corporation Act of the State of Oklahoma

TO THE SECRETARY OF STATE OF THE STATE OF OKLAHOMA:

BANCFIRST CORPORATION, a corporation organized and existing under the laws of the State of Oklahoma (the “Corporation”), for the purpose of amending its Second Amended and Restated Certificate of Incorporation, does hereby certify:

FIRST: That the name of this Corporation is BancFirst Corporation, and the name under which it was originally incorporated was United Community Corporation.

SECOND: That the date of filing of this Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Oklahoma was July 12, 1984. The date of filing of this Corporation’s Second Amended and Restated Certificate of Amendment with the Secretary of State of the State of Oklahoma was July 24, 1998.

THIRD: That the Second Amended and Restated Certificate of Incorporation of the Corporation, as subsequently amended by a Certificate of Merger filed with the Secretary of State of the State of Oklahoma on September 30, 1998, and a Certificate of Designation filed with the Secretary of State of the State of Oklahoma on March 11, 1999, is hereby further amended by deleting Section A of Article 5 and inserting a new Section A of Article 5 to read in its entirety as follows:

ARTICLE 5

A. The aggregate number of shares of all classes which the Corporation shall have authority to allot is 30,900,000. The designation of each class, the number of shares of each class, the par value of each class and the total authorized capital of the Corporation are as follows:

Class	Number of Shares	Par Value	Total Par Value Authorized
Senior Preferred Stock	10,000,000	$1.00	$10,000,000
10% Cumulative Preferred Stock	900,000	$5.00	4,500,000
Common Stock	20,000,000	$1.00	20,000,000

Total	30,900,000		$34,500,000

FOURTH: That such amendment was duly adopted in accordance with Section 1077 of the Oklahoma General Corporation Act (the “Act”), after being proposed by the directors of the Corporation and adopted by its shareholders in the manner and by the vote prescribed by the Act.

FIFTH: That this amendment be effective upon filing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its President and attested to by its Secretary this 15th day of June, 2004.

BANCFIRST CORPORATION

By:	/s/ David E. Rainbolt
David E. Rainbolt, President

ATTEST:

/s/ Joe T. Shockley, Jr.
Joe T. Shockley, Jr., Secretary

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